CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 21, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of The Masters' Select Equity Fund, The Masters' Select International Fund, The Masters' Select Value Fund, and The Masters' Select Smaller Companies Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California
April 26, 2006